Exhibit 99.1


                                  NEWS RELEASE

For Release    For Immediate Release
Contact:       Ray Singleton/David Flake
               (303) 296-3076

           Basic Earth Launches North Dakota Horizontal Bakken Effort

Denver, Colorado, Oct 31, 2005 - Basic Earth Science Systems, Inc. (Basic or the Company) (BSIC.OB) reported that, along with its partners, it has commenced drilling a horizontal well, the State 16-1H, in McKenzie County, North Dakota. This well, located in Section 16, T152N-R98W, is targeting the Bakken formation at 11,300 feet.

In a Form 8-K filed in conjunction with this press release, the Company has provided both expanded discussion of this venture and discussion of ancillary events. Readers are encouraged to review this Form 8-K to obtain a complete understanding of matters referenced in this press release.

"Unlike Richland County, Montana, prolific Bakken horizontal wells in North Dakota are still an unproven, elusive target. Operational applications and required geologic parameters are still very much on the learning curve," said Ray Singleton, President of Basic. "However, we are excited about the State 16-1H. We like the area and its potential. More importantly, State 16-1H is a benchmark for us. Unlike other prospects we have recently drilled, this is the first prospect that has true multi-well potential. If this well is successful, we should have `room to run'. Over the next few months, we look forward to releasing to our shareholders what we anticipate the remaining balance of our fiscal year may bring. Widely ranging, from the Williston basin to the Gulf Coast, we hope to exceed not only last year's operational activity and capital deployment, but also exceed last year's impact and influence on our production and profitability."

Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.OB.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 and the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.